Exhibit 99.1

Air Lease Corporation Announces First Quarter 2024 Results
Los Angeles, California, May 6, 2024 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months ended March 31, 2024.
“With aircraft in short supply and values rising, we benefit from continued fleet expansion and sales activity in an industry backdrop that remains positive. We see this environment continuing for the near to medium term future,” said John L. Plueger, Chief Executive Officer and President, and Steven F. Udvar-Házy, Executive Chairman of the Board.

First Quarter 2024 Results
The following table summarizes our operating results for the three months ended March 31, 2024 and 2023 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended March 31,
	2024	2023	$ change	% change
Revenues	$663.3	$636.1	$27.2	4.3%
Operating expenses	(528.0)	(477.9)	(50.1)	10.5%
Income before taxes	135.3	158.3	(23.0)	(14.5)%
Net income attributable to common stockholders	$97.4	$118.3	$(20.9)	(17.7)%
Diluted earnings per share	$0.87	$1.06	$(0.19)	(17.9)%
Adjusted net income before income taxes(1)	$146.3	$166.8	$(20.5)	(12.3)%
Adjusted diluted earnings per share before income taxes(1)	$1.31	$1.50	$(0.19)	(12.7)%

Key Financial Ratios

	Three Months Ended March 31,
	2024	2023
Pre-tax margin	20.4%	24.9%
Adjusted pre-tax margin(1)	22.1%	26.2%
Pre-tax return on common equity (trailing twelve months)	11.2%	10.2%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	11.6%	11.0%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•During the first quarter, we took delivery of 14 aircraft from our order book, representing approximately $900 million in aircraft investments, ending the period with 472 aircraft in our owned fleet and approximately $31 billion in total assets.
•Sold five aircraft during the first quarter for approximately $240 million in sales proceeds.
•We have approximately $1.4 billion of aircraft in our sales pipeline in 2024, which includes $666 million in flight equipment held for sale as of March 31, 2024 and $698 million of aircraft subject to letters of intent.
•We have placed 100% of our committed orderbook on long-term leases for aircraft delivering through the end of 2025 and have placed approximately 63% of our entire orderbook delivering through 2029.
•We ended the quarter with $30.6 billion in committed minimum future rental payments consisting of $16.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $14.0 billion in minimum future rental payments related to aircraft which will deliver between 2024 through 2028.
•During the first quarter, we issued approximately $1.4 billion in aggregate principal amount of Medium-Term Notes across three different markets (US, Canada and Europe) with a swap-adjusted average rate of 5.43% with maturities ranging from 2028 to 2030.
•In April 2024, with the support of 52 financial institutions, we increased the capacity of our syndicated unsecured revolving credit facility to $7.8 billion and extended the final maturity to May 5, 2028.
•On May 3, 2024, our board of directors declared a quarterly cash dividend of $0.21 per share on our outstanding Class A common stock. The next quarterly dividend of $0.21 per share will be paid on July 8, 2024 to holders of record of our Class A common stock as of June 4, 2024.

Financial Overview

Our total revenues for the three months ended March 31, 2024 increased by 4% to $663 million as compared to the three months ended March 31, 2023. The increase in total revenues was primarily driven by the continued growth in our fleet and an increase in sales activity, partially offset by a decrease in end of lease revenue. During the three months ended March 31, 2024, we recognized $23.0 million in gains from the sale of five aircraft and $12.7 million in end of lease revenue from the return of two aircraft. During the first quarter of 2023, we recognized $8.8 million from the sale of two aircraft and $34.7 million in end of lease revenue from the return of 10 aircraft.

Our net income attributable to common stockholders for the three months ended March 31, 2024 was $97 million, or $0.87 per diluted share, compared to $118 million, or $1.06 per diluted share, for the three months ended March 31, 2023. The decrease from the prior year period is primarily due to higher interest expense driven by the increase in our composite cost of funds, partially offset by the increase in revenues discussed above.

Adjusted net income before income taxes during the three months ended March 31, 2024 was $146 million or $1.31 per adjusted diluted share, as compared to $167 million, or $1.50 per adjusted diluted share, for the three months ended March 31, 2023. Adjusted net income before income taxes decreased primarily due to higher interest expense driven by the increase in our composite cost of funds, partially offset by the increase in revenues discussed above.

Flight Equipment Portfolio
As of March 31, 2024, the net book value of our fleet increased to $26.5 billion, compared to $26.2 billion as of December 31, 2023. As of March 31, 2024, we owned 472 aircraft in our aircraft portfolio, comprised of 354 narrowbody aircraft and 118 widebody aircraft, and we managed 73 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of March 31, 2024 was 4.7 years and 7.0 years, respectively. We had a globally diversified customer base comprised of 120 airlines in 62 countries as of March 31, 2024.

The following table summarizes the key portfolio metrics of our fleet as of March 31, 2024 and December 31, 2023:

	March 31, 2024		December 31, 2023
Net book value of flight equipment subject to operating lease	$26.5	billion	$26.2	billion
Weighted-average fleet age(1)	4.7 years		4.6 years
Weighted-average remaining lease term(1)	7.0 years		7.0 years

Owned fleet(2)	472		463
Managed fleet	73		78
Aircraft on order	320		334
Total	865		875

Current fleet contracted rentals	$16.6	billion	$16.4	billion
Committed fleet rentals	$14.0	billion	$14.6	billion
Total committed rentals	$30.6	billion	$31.0	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of March 31, 2024 and December 31, 2023, our owned fleet count included 17 and 14 aircraft classified as flight equipment held for sale and 13 and 12 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

The following table details the regional concentration of our flight equipment subject to operating leases:

	March 31, 2024	December 31, 2023
Region	% of Net Book Value	% of Net Book Value
Europe	39.0%	37.7%
Asia Pacific	38.4%	39.8%
Central America, South America, and Mexico	9.0%	9.0%
The Middle East and Africa	7.7%	7.9%
U.S. and Canada	5.9%	5.6%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	March 31, 2024		December 31, 2023
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	3	0.6%	2	0.4%
Airbus A220-300	14	3.0%	13	2.8%
Airbus A319-100	1	0.2%	1	0.2%
Airbus A320-200	28	5.9%	28	6.0%
Airbus A320-200neo	26	5.5%	25	5.4%
Airbus A321-200	23	4.9%	23	5.0%
Airbus A321-200neo	100	21.2%	95	20.6%
Airbus A330-200(1)	13	2.8%	13	2.8%
Airbus A330-300	5	1.1%	5	1.1%
Airbus A330-900neo	22	4.7%	23	5.0%
Airbus A350-900	14	3.0%	14	3.0%
Airbus A350-1000	8	1.7%	7	1.5%
Boeing 737-700	3	0.6%	3	0.6%
Boeing 737-800	71	15.0%	73	15.8%
Boeing 737-8 MAX	55	11.7%	52	11.2%
Boeing 737-9 MAX	29	6.1%	29	6.3%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	5.1%	24	5.2%
Boeing 787-9	25	5.3%	25	5.4%
Boeing 787-10	6	1.2%	6	1.3%
Embraer E190	1	0.2%	1	0.2%
Total(2)	472	100.0%	463	100.0%

(1) As of March 31, 2024 and December 31, 2023, aircraft count includes two Airbus A330-200 aircraft classified as freighters.
(2) As of March 31, 2024 and December 31, 2023, our owned fleet count included 17 and 14 aircraft classified as flight equipment held for sale and 13 and 12 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

Debt Financing Activities
We ended the first quarter of 2024 with total debt financing, net of discounts and issuance costs, of $19.5 billion. As of March 31, 2024, 83.3% of our total debt financing was at a fixed rate and 98.5% was unsecured. As of March 31, 2024, our composite cost of funds was 4.03%. We ended the quarter with total liquidity of $6.5 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	March 31, 2024	December 31, 2023
Unsecured
Senior unsecured securities	$16,308	$16,330
Term financings	1,608	1,628
Revolving credit facility	1,453	1,100
Total unsecured debt financing	19,369	19,058
Secured
Export credit financing	202	205
Term financings	97	101
Total secured debt financing	299	306

Total debt financing	19,668	19,364
Less: Debt discounts and issuance costs	(188)	(181)
Debt financing, net of discounts and issuance costs	$19,480	$19,183
Selected interest rates and ratios:
Composite interest rate(1)	4.03%	3.77%
Composite interest rate on fixed-rate debt(1)	3.51%	3.26%
Percentage of total debt at a fixed-rate	83.27%	84.71%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on May 6, 2024 at 4:30 PM Eastern Time to discuss the Company's financial results for the first quarter of 2024.
Investors can participate in the conference call by dialing 1 (888) 660-6652 domestic or 1 (646) 960-0554 international. The passcode for the call is 5952437.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning on May 6, 2024 until 11:59 PM ET on May 13, 2024. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 5952437.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease Corporation and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease Corporation routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease Corporation's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, our access to the capital and debt markets, the impact of Russia’s invasion of Ukraine and the impact of sanctions imposed on Russia, the impact of the Israel Hamas conflict, aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, changes in inflation and interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of manufacturing flaws and technical or other difficulties with aircraft or engines before or after delivery;
•our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Cash and cash equivalents	$554,373	$460,870
Restricted cash	1,552	3,622
Flight equipment subject to operating leases	32,273,883	31,787,241
Less accumulated depreciation	(5,729,380)	(5,556,033)
	26,544,503	26,231,208
Deposits on flight equipment purchases	1,088,363	1,203,068
Other assets	2,723,644	2,553,484
Total assets	$30,912,435	$30,452,252
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$1,160,132	$1,164,140
Debt financing, net of discounts and issuance costs	19,479,961	19,182,657
Security deposits and maintenance reserves on flight equipment leases	1,594,069	1,519,719
Rentals received in advance	138,181	143,861
Deferred tax liability	1,308,221	1,281,837
Total liabilities	$23,680,564	$23,292,214
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,600,000 (aggregate liquidation preference of $850,000) shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	$106	$106
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,366,501 and 111,027,252 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1,114	1,110
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,286,122	3,287,234
Retained earnings	3,943,867	3,869,813
Accumulated other comprehensive income	662	1,775
Total shareholders’ equity	$7,231,871	$7,160,038
Total liabilities and shareholders’ equity	$30,912,435	$30,452,252

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Revenues
Rental of flight equipment	$614,329	$617,773
Aircraft sales, trading and other	48,981	18,369
Total revenues	663,310	636,142

Expenses
Interest	181,595	151,613
Amortization of debt discounts and issuance costs	13,108	13,073
Interest expense	194,703	164,686

Depreciation of flight equipment	277,260	259,680
Selling, general and administrative	47,743	47,614
Stock-based compensation expense	8,275	5,896
Total expenses	527,981	477,876
Income before taxes	135,329	158,266
Income tax expense	(27,463)	(29,546)
Net income	$107,866	$128,720
Preferred stock dividends	(10,425)	(10,425)
Net income attributable to common stockholders	$97,441	$118,295

Earnings per share of common stock:
Basic	$0.88	$1.07
Diluted	$0.87	$1.06
Weighted-average shares of common stock outstanding
Basic	111,174,593	110,943,552
Diluted	111,529,770	111,199,996

Other financial data
Pre-tax margin	20.4%	24.9%
Pre-tax return on common equity (trailing twelve months)	11.2%	10.2%
Adjusted net income before income taxes(1)	$146,287	$166,810
Adjusted diluted earnings per share before income taxes(1)	$1.31	$1.50
Adjusted pre-tax margin(1)	22.1%	26.2%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	11.6%	11.0%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$97,441	$118,295
Amortization of debt discounts and issuance costs	13,108	13,073
Stock-based compensation expense	8,275	5,896
Income tax expense	27,463	29,546
Adjusted net income before income taxes	$146,287	$166,810

Denominator for adjusted pre-tax margin:
Total revenues	$663,310	$636,142
Adjusted pre-tax margin(a)	22.1%	26.2%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues
The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$97,441	$118,295
Amortization of debt discounts and issuance costs	13,108	13,073
Stock-based compensation expense	8,275	5,896
Income tax expense	27,463	29,546
Adjusted net income before income taxes	$146,287	$166,810

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	111,529,770	111,199,996
Adjusted diluted earnings per share before income taxes(b)	$1.31	$1.50

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by adjusted weighted-average diluted common shares outstanding

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended March 31,
	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$552,068	$458,989
Amortization of debt discounts and issuance costs	54,088	53,130
Recovery of Russian fleet	(67,022)	(30,877)
Stock-based compensation expense	36,994	24,022
Income tax expense	136,930	120,524
Adjusted net income before income taxes	$713,058	$625,788

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$5,894,586	$5,519,585
Common shareholders' equity as of end of the period	$6,381,871	$5,894,586
Average common shareholders' equity	$6,138,229	$5,707,086

Adjusted pre-tax return on common equity(c)	11.6%	11.0%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Operating Activities
Net income	$107,866	$128,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	277,260	259,680
Stock-based compensation expense	8,275	5,896
Deferred taxes	26,687	28,726
Amortization of prepaid lease costs	24,336	18,323
Amortization of discounts and debt issuance costs	13,108	13,073
Gain on aircraft sales, trading and other activity	(51,346)	(41,650)
Changes in operating assets and liabilities:
Other assets	(16,829)	(26,907)
Accrued interest and other payables	(12,438)	(45,493)
Rentals received in advance	(5,589)	8,122
Net cash provided by operating activities	371,330	348,490
Investing Activities
Acquisition of flight equipment under operating lease	(706,179)	(1,236,828)
Payments for deposits on flight equipment purchases	—	(4,000)
Proceeds from aircraft sales, trading and other activity	200,401	21,391
Acquisition of aircraft furnishings, equipment and other assets	(124,546)	(53,939)
Net cash used in investing activities	(630,324)	(1,273,376)
Financing Activities
Cash dividends paid on Class A common stock	(23,316)	(22,178)
Cash dividends paid on preferred stock	(10,425)	(10,425)
Tax withholdings on stock-based compensation	(9,384)	(3,229)
Net change in unsecured revolving facility	353,000	653,000
Proceeds from debt financings	1,428,212	1,352,766
Payments in reduction of debt financings	(1,476,877)	(1,209,971)
Debt issuance costs	(1,694)	(3,159)
Security deposits and maintenance reserve receipts	93,464	93,377
Security deposits and maintenance reserve disbursements	(2,553)	(3,775)
Net cash provided by financing activities	350,427	846,406
Net increase/(decrease) in cash	91,433	(78,480)
Cash, cash equivalents and restricted cash at beginning of period	464,492	780,017
Cash, cash equivalents and restricted cash at end of period	$555,925	$701,537
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $11,412 and $10,658 at March 31, 2024 and 2023, respectively	$203,581	$197,935
Cash paid for income taxes	$3,033	$3,571
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$155,214	$227,738
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$276,094	$80,036
Flight equipment subject to operating leases reclassified to investment in sales-type lease	$33,629	$—
Cash dividends declared on Class A common stock, not yet paid	$23,387	$22,203